Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc. (CCI)
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports Fourth Quarter 2010
and Full Year 2010 Results
BATON ROUGE, Louisiana — (March 3, 2011) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the fourth quarter and year ended December 31, 2010.
FOURTH QUARTER 2010 HIGHLIGHTS
•	Revenues increased 26.8% to $174.6 million versus $137.7 million a year ago. Revenues increased 13.5% from the third quarter of 2010.

•	Rental revenues increased 26.3% from a year ago and 6.8% from the third quarter.

•	New equipment sales increased 71.7% from a year ago and 32.8% from the third quarter.

•	Gross margins were 23.9% as compared to 22.3% a year ago. EBITDA margins were 15.4% versus 14.2% a year ago (adjusted to remove a $9.0 million goodwill impairment charge in 2009).

•	Rental gross margins increased to 39.2% in the fourth quarter compared to 27.1% a year ago and 37.5% in the third quarter.

•	Average time utilization (based on units available for rent) increased to 62.7% compared to 53.3% last year and 62.3% in the third quarter. Average time utilization (based on original equipment cost) increased to 67.0%, compared to 55.4% a year ago and 65.9% in the third quarter.

•	Rental rates improved 2.2% sequentially from the third quarter, the second consecutive quarter of sequential gains in rental rates. Declines in rental rates on a year-over-year basis continued to moderate and were down 1.0% compared to the fourth quarter of 2009.

•	Dollar utilization was 30.2% in the fourth quarter compared to 23.9% a year ago and 29.2% in the third quarter.

•	Rental fleet age at December 31, 2010 was 43 months compared to an industry average of approximately 53 months.

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
“With significant gains on both a year-over-year and sequential basis, we are pleased with our performance during the fourth quarter. We continue to be encouraged by the improvements in market conditions,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Year-over-year, our total revenues increased in excess of 25%, driven by continued growth in our rental business and higher demand for new equipment. The quarter’s results also reflected improved gross margins and EBITDA margins. Despite typical seasonal patterns in the latter part of the fourth quarter, our business delivered strong sequential improvement with double-digit increases in revenues, gross profit and EBITDA.”
“2010 was another challenging year. However, we believe improving market conditions seen in the third and fourth quarters of 2010 will continue into 2011 and that we are well positioned to take advantage of such improved conditions,” Engquist concluded. “Our outlook for 2011 is positive as the industrial markets we serve remain very strong, construction activity is slowly recovering in several of our markets that were hit the hardest by the recession and overall economic conditions are expected to further improve during the year. Although we continue to operate with limited visibility, particularly in our distribution businesses, many macro-economic indicators are pointing to improved conditions and performance during 2011.”
“The improving market conditions are also evident from the positive changes we experienced in average time utilization, rental rates and dollar utilization on a year-over-year and sequential basis. Compared to a year ago, time utilization increased 940 basis points, while rental rate declines moderated to 1.0% resulting in an increase of 630 basis points in dollar returns. These metrics are substantially improved from a year ago and also reflected continued improvement from the third quarter,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “We are encouraged to have closed 2010 with solid results and are prepared to capture the opportunities in the current market environment. Our balance sheet and capital structure remain solid and our fleet is significantly younger than the industry average, allowing us to invest in our business to support and strengthen our growth and profitability.”
FINANCIAL DISCUSSION FOR FOURTH QUARTER 2010
Revenue
Total revenues increased 26.8% to $174.6 million from $137.7 million in the fourth quarter of 2009. Equipment rental revenues increased 26.3% to $51.6 million compared with $40.8 million in the fourth quarter of 2009. New equipment sales increased 71.7% to $63.4 million from $36.9 million a year ago. Used equipment sales decreased 8.5% to $16.2 million compared to $17.7 million a year ago. Parts sales declined 3.1% to $21.7 million from $22.4 million in the fourth quarter of 2009. Service revenues increased 4.8% to $13.2 million compared with $12.6 million in the fourth quarter of 2009.
Gross Profit
Gross profit increased 35.8% to $41.8 million from $30.7 million in the fourth quarter of 2009. Gross margin was 23.9% for the quarter ended December 31, 2010 as compared to 22.3% for the quarter ended December 31, 2009. In comparison to a year ago, the higher gross margin in the fourth quarter 2010 was largely the result of improved rental gross margins.
On a segment basis, gross margin on rentals increased to 39.2% from 27.1% in the fourth quarter of 2009. On average, rental rates were 1.0% lower than rates in the fourth quarter of 2009 and 2.2% higher than average rental rates in the third quarter of 2010. Time utilization (based on units available for rent) was 62.7% in the fourth quarter of 2010 as compared to 53.3% a year ago and 62.3% in the third quarter of 2010.

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
Gross margins on new equipment sales were 10.5% compared to 9.6% in the fourth quarter a year ago. Gross margins on used equipment sales were 22.5% compared to 22.0% a year ago. Gross margin on parts sales were 25.7% in 2010 and 26.4% last year. Gross margin on service revenues were 62.4% for the fourth quarter of 2010 compared to 62.1% in the fourth quarter of 2009.
Rental Fleet
At the end of the fourth quarter of 2010, the original acquisition cost of the Company’s rental fleet was $685.1 million, an increase of $10.0 million from $675.1 million at the end of the fourth quarter of 2009. Dollar utilization was 30.2% compared to 23.9% for the fourth quarter of 2009. Dollar returns improved reflecting higher time utilization as discussed above.
Selling, General and Administrative Expenses
SG&A expenses for the fourth quarter of 2010 were $39.0 million compared with $34.1 million last year, a $4.9 million, or 14.4% increase. SG&A expenses in the fourth quarter of 2010 declined as a percentage of total revenues to 22.4% as compared to 24.8% last year. The increase in SG&A expenses was primarily attributable to higher commission and incentive pay on higher revenues, an increase in employee headcount, consulting services, promotional and advertising expenses, and depreciation expense on a new ERP system that was placed into service in January 2010.
Income (Loss) from Operations
Income from operations for the fourth quarter of 2010 was $2.8 million, or 1.6% of revenues, compared with loss from operations of $12.3 million, or 8.9% of revenues, a year ago. Included in the loss for the fourth quarter of 2009 are pre-tax non-cash impairment charges of $9.0 million.
Excluding the impairment charges in the prior year period, loss from operations in the fourth quarter of 2009 was $3.3 million, or 2.4% of revenues.
Interest Expense
Interest expense for the fourth quarter of 2010 and 2009 was $7.3 million in both periods.
Net Loss
Net loss was $2.5 million, or ($0.07) per diluted share, in the fourth quarter of 2010 compared to a net loss of $12.1 million, or ($0.35) per diluted share in the fourth quarter of 2009. The non-cash impairment charges in the fourth quarter of 2009 increased the prior year’s quarter net loss by $0.16 per diluted share.
Adjusted EBITDA
Adjusted EBITDA for the fourth quarter of 2010 increased $7.3 million to $26.9 million from $19.6 million in the fourth quarter of 2009. Adjusted EBITDA as a percentage of revenues was 15.4% compared with 14.2% in the fourth quarter of 2009.
FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2010
Revenue
Total revenues decreased 15.5% to $574.2 million from $679.7 million in 2009. Equipment rental revenues decreased 7.1% to $178.0 million compared with $191.5 million in 2009. New equipment sales decreased 19.9% to $167.3 million from $208.9 million in 2009. Used equipment sales decreased 28.4% to $62.3 million compared to $87.0 million in 2009. Parts

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
sales declined 13.7% to $86.7 million from $100.5 million in 2009. Service revenues decreased 15.5% to $49.6 million compared with $58.7 million a year ago.
Gross Profit
Gross profit decreased 17.9% to $135.9 million from $165.5 million in 2009. Gross margin was 23.7% for 2010 as compared to 24.3% for 2009. This decline in gross margin is primarily due to lower margins on other revenues and new equipment sales. These declines were partially offset by improved rental and used equipment sales gross margins.
On a segment basis, gross margin on rentals increased to 33.2% from 32.1% in 2009 primarily due to improved average time utilization in 2010. On average, 2010 rental rates declined 7.5% as compared to 2009. Time utilization increased to 57.4% from 54.8% a year ago.
Gross margins on new equipment sales were 9.9%, down from 12.0% in 2009. Gross margins on used equipment sales increased to 22.5% from 19.2%. Gross margin on parts sales decreased to 26.3% from 27.6%. Gross margin on service revenues were 62.2% compared to 62.8% in 2009.
Selling, General and Administrative Expenses
SG&A expenses for 2010 were $148.3 million compared with $144.5 million last year, a $3.8 million, or 2.6%, increase. In 2010, SG&A expenses as a percentage of total revenues were 25.8% compared to 21.3% in 2009.
Income (Loss) from Operations
Loss from operations in 2010 was $11.9 million, or 2.1% of revenues compared to income from operations in 2009 of $12.6 million, or 1.9% of revenues. 2010 loss from operations was primarily due to lower gross margins on lower revenues combined with higher SG&A costs.
2009 income from operations included non-cash impairment charges of $9.0 million in the fourth quarter. Excluding the impairment charges, income from operations in 2009 was $21.6 million, or 3.2% of revenues.
Interest Expense
Interest expense in 2010 decreased $2.2 million to $29.1 million from $31.3 million due primarily to the reduction of debt under the Company’s senior secured credit facility and lower floor plan balances.
Net Income (Loss)
Net loss was $25.5 million, or ($0.73) per diluted share, compared to a net loss of $11.9 million, or ($0.35) per diluted share in 2009. The effective income tax rate was 37.0% in 2010 as compared to 34.1% in 2009. The non-cash impairment charges recorded in 2009 increased net loss by $0.16 per diluted share.
Adjusted EBITDA
Adjusted EBITDA for 2010 decreased $40.5 million to $81.0 million from $121.5 million in 2009. Adjusted EBITDA as a percentage of revenues was 14.1% compared with 17.9% in 2009.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures. Please refer to our Current Report on Form 8-K for a description of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss fourth quarter results today, March 3, 2011, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0375 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on March 3, 2011, and will continue to be available through March 12, 2011, by dialing 719-457-0820 and entering confirmation code 5259067.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 3, 2011, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 67 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the recent macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet, and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law,

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Equipment rentals	$51,570	$40,843	$177,970	$191,512
New equipment sales	63,351	36,906	167,303	208,916
Used equipment sales	16,224	17,728	62,286	86,982
Parts sales	21,673	22,356	86,686	100,500
Service revenues	13,163	12,566	49,629	58,730
Other	8,637	7,268	30,280	33,092

Total revenues	174,618	137,667	574,154	679,732

Cost of revenues:
Rental depreciation	20,323	20,113	78,583	87,902
Rental expense	11,023	9,645	40,194	42,086
New equipment sales	56,673	33,366	150,665	183,885
Used equipment sales	12,579	13,823	48,269	70,305
Parts sales	16,098	16,447	63,902	72,786
Service revenues	4,946	4,766	18,751	21,825
Other	11,221	8,762	37,851	35,445

Total cost of revenues	132,863	106,922	438,215	514,234

Gross profit	41,755	30,745	135,939	165,498

Selling, general and administrative expenses	39,044	34,118	148,277	144,460
Impairment of goodwill	—	8,972	—	8,972
Gain on sales of property and equipment	119	61	443	533

Income (loss) from operations	2,830	(12,284)	(11,895)	12,599

Interest expense	(7,295)	(7,300)	(29,076)	(31,339)
Other income, net	425	101	591	619

Loss before benefit for income taxes	(4,040)	(19,483)	(40,380)	(18,121)

Benefit for income taxes	(1,531)	(7,379)	(14,920)	(6,178)

Net loss	$(2,509)	$(12,104)	$(25,460)	$(11,943)

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
NET LOSS PER SHARE
Basic — Net loss per share	$(0.07)	$(0.35)	$(0.73)	$(0.35)

Basic — Weighted average number of common shares outstanding	34,700	34,625	34,668	34,607

Diluted — Net loss per share	$(0.07)	$(0.35)	$(0.73)	$(0.35)

Diluted — Weighted average number of common shares outstanding	34,700	34,625	34,668	34,607

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2010	2009
Cash	$29,149	$45,336
Rental equipment, net	426,637	437,407
Total assets	734,421	763,084

Total debt (1)	252,754	254,110
Total liabilities	480,171	484,202
Stockholders’ equity	254,250	278,882
Total liabilities and stockholders’ equity	$734,421	$763,084

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligations and notes payable obligation.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Month Period Ended December 31,
	2009		2009
	As Reported	Adjusted(1)	As Adjusted(1)
Gross profit	$30,745	—	$30,745
Selling, general and administrative expenses	34,118	—	34,118
Impairment of goodwill	8,972	(8,972)	—
Gain on sale of property and equipment	61	—	61

Loss from operations	(12,284)	8,972	(3,312)
Interest expense	(7,300)	—	(7,300)
Other income, net	101	—	101

Loss before benefit for income taxes	(19,483)	8,972	(10,511)
Benefit for income taxes	(7,379)	3,500	(3,879)

Net loss	$(12,104)	$5,472	$(6,632)

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011

	Three Month Period Ended December 31,
	2009		2009
	As Reported	Adjusted(1)	As Adjusted(1)
NET LOSS PER SHARE
Basic — Net loss per share	$(0.35)	$0.16	$(0.19)
Basic — Weighted average number of common shares outstanding	34,625	34,625	34,625
Diluted — Net loss per share	$(0.35)	$0.16	$(0.19)
Diluted — Weighted average number of common shares outstanding	34,625	34,625	34,625

	Twelve Month Period Ended December 31,
	2009		2009
	As Reported	Adjusted(1)	As Adjusted(1)
Gross profit	$165,498	—	$165,498
Selling, general and administrative expenses	144,460	—	144,460
Impairment of goodwill	8,972	(8,972)	—
Gain on sale of property and equipment	533	—	533

Income from operations	12,599	8,972	21,571
Interest expense	(31,339)	—	(31,339)
Other income, net	619	—	619

Loss before benefit for income taxes	(18,121)	8,972	(9,149)
Benefit for income taxes	(6,178)	3,500	(2,678)

Net loss	$(11,943)	$5,472	$(6,471)

NET LOSS PER SHARE
Basic — Net loss per share	$(0.35)	$0.16	$(0.19)
Basic — Weighted average number of common shares outstanding	34,607	34,607	34,607
Diluted — Net loss per share	$(0.35)	$0.16	$(0.19)
Diluted — Weighted average number of common shares outstanding	34,607	34,607	34,607

(1)	Income (loss) from operations, effective tax rate, net income (loss) and diluted net income (loss) per share have been adjusted in the tables above to eliminate asset impairment charges taken in the fourth quarter of 2009. Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Fourth Quarter 2010 Results

March 3, 2011
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net loss	$(2,509)	$(12,104)	$(25,460)	$(11,943)
Interest expense	7,295	7,300	29,076	31,339
Benefit for income taxes	(1,531)	(7,379)	(14,920)	(6,178)
Depreciation	23,501	22,663	91,707	98,702
Amortization of intangibles	124	147	559	591

EBITDA	$26,880	$10,627	$80,962	$112,511

Impairment of goodwill(1)	—	8,972	—	8,972

Adjusted EBITDA	$26,880	$19,599	$80,962	$121,483

(1)	Adjustment relates to a non-cash goodwill impairment charge of $9.0 million in 2009.
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